Exhibit 99.1

Progyny, Inc. Announces Fourth Quarter and Full Year 2020 Results

Reports Record Fourth Quarter Revenue of $100.3 Million

Issues Revenue Guidance of $520.0 to $540.0 Million for 2021, Reflecting Growth of 51% to 57%

NEW YORK, February 24, 2021 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three- and twelve-month periods ended December 31, 2020 (“the fourth quarter of 2020” and “the full year”, respectively) as compared to the three- and twelve-month periods ended December 31, 2019 (“the fourth quarter of 2019” and “the prior year period”, respectively).

“Progyny had a strong fourth quarter, exceeding $100 million in quarterly revenue for the first time in our history and concluding a year in which we successfully managed the impacts of the COVID-19 pandemic on our business while achieving record levels of revenue, profitability and operating cash flow,” said David Schlanger, Chief Executive Officer of Progyny. “Our clients under contract represent more than 2.7 million covered lives, reflecting a substantial increase of 600,000 covered lives since the beginning of 2020. Even with this significant growth, our clients and covered lives today continue to represent a low single digit percent of our target market, and we believe that we remain in the very earliest stages of addressing our overall market opportunities.”

“In the fourth quarter, revenue grew 54%, gross margins expanded meaningfully and Adjusted EBITDA more than tripled,” said Mark Livingston, Progyny’s Chief Financial Officer. “These strong results were driven by multiple factors: the essential nature of fertility treatments and their time sensitivity for many patients; our members’ desire to pursue care, even against the backdrop of the pandemic; and the quality and breadth of our client base, many of whom are in industries that were spared from the worst effects of the pandemic.”

Fourth Quarter and Full Year 2020 Highlights:

(unaudited; in thousands, except per share amounts)	4Q 2020	4Q 2019	FY 2020	FY 2019
Revenue	$100,301	$65,122	$344,858	$229,683

Gross Profit	$20,666	$11,769	$70,059	$45,505
Gross Margin	20.6%	18.1%	20.3%	19.8%

Net Income (Loss)[1]	$39,072	$(4,400)	$46,459[1]	$(8,569)

Net Income (Loss) per Diluted Share[2]	$0.39	$(0.07)	$0.47	$(0.41)
Net Income, as adjusted[3]	$7,187	$1,703	$17,806	$10,926
Net Income per Diluted Share, as adjusted[3]	$0.07	$0.02	$0.18	$0.12
Adjusted EBITDA[4]	$11,870	$3,882	$32,393	$18,342
Adjusted EBITDA Margin[3]	11.8%	6.0%	9.4%	8.0%

1.	In the fourth quarter of 2020, we adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), with an adoption date of January 1, 2020, using the modified retrospective transition method. Although the adoption of the new standard did not have a material effect on the financial statements, interim periods in 2020 have been recast to reflect the effects of this adoption. Prior year amounts continue to be reported under the historical accounting guidance. See Annex B for a summary of quarterly information for 2020 reflecting the adoption of ASU 2016-13.
2.	Net income (loss) per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options and warrants to purchase common stock. In addition, we effected a 1-for-4.5454 reverse stock split of our common stock and convertible preferred stock on October 14, 2019. For ease of comparability, all periods presented in this release retroactively give effect to the reverse stock split as if it occurred at the beginning of the periods presented.
3.	Net income, as adjusted, and net income per diluted share, as adjusted, are financial measures that are not required by, or presented in accordance with U.S. GAAP. Net Income, as adjusted, reflects adjustments to exclude the impacts of: 1) a tax benefit recorded in the fourth quarter of 2020 in connection with the release of our valuation allowance on deferred tax assets, as we concluded there was sufficient positive evidence that it is more likely than not the deferred tax assets are realizable; 2) settlement cost and legal fees associated with a vendor arbitration; and 3) the convertible preferred stock warrant valuation adjustment expense, which only affected the 2019 results. Please see Annex A of this release for a reconciliation of net income, as adjusted, to net income (loss), the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

4.	Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

Financial Highlights

4th Quarter

Revenue was $100.3 million, a 54% increase as compared to the $65.1 million reported in the fourth quarter of 2019.

●	Fertility benefit services revenue was $74.7 million, a 40% increase from the $53.5 million reported in the fourth quarter of 2019, primarily as a result of the increase in our number of clients and covered lives.
●	Pharmacy benefit services revenue was $25.6 million, a 121% increase as compared to the $11.6 million reported in the fourth quarter of 2019. The growth in pharmacy benefit services revenue was primarily driven by an increase in the number of clients that are providing the pharmacy benefit as compared to the prior year period.

Gross profit was $20.7 million, an increase of 76% from the $11.8 million reported in the fourth quarter of 2019, primarily due to higher revenue during the period. Gross margin was 20.6%, an increase of 250 basis points from the fourth quarter of 2019.

Net income was $39.1 million, or $0.39 income per diluted share, reflecting an improvement of $43.5 million from the $4.4 million net loss, or $0.07 loss per diluted share, reported in the fourth quarter of 2019. The higher net income was due primarily to a tax benefit recorded in the fourth quarter of 2020 in connection with the release of our valuation allowance on deferred tax assets, the absence in the current period of a convertible preferred stock warrant valuation adjustment expense, the higher gross profit and operating efficiencies realized throughout the business. Effective as of the company’s initial public offering in October 2019, all outstanding convertible preferred stock warrants were converted into warrants to purchase common stock, and therefore, the warrant valuation adjustment is no longer necessary.

Net income, as adjusted, was $7.2 million, or $0.07 income per diluted share, excluding the impact of $38.0 million in a tax benefit related to the release of the valuation allowance on deferred tax assets as well as $6.1 million in settlement cost and legal fees associated with a vendor arbitration. That compares to net income, as adjusted, of $1.7 million, or $0.02 income per diluted share in the fourth quarter of 2019, excluding the impact of the preferred stock warrant valuation adjustment and the legal fees associated with a vendor arbitration.

Adjusted EBITDA was $11.9 million, an increase of $8.0 million from the $3.9 million reported in the fourth quarter of 2019. Adjusted EBITDA margin was 11.8%, an increase of 580 basis points from the 6.0% Adjusted EBITDA margin in the fourth quarter of 2019. The increase in both Adjusted EBITDA and Adjusted EBITDA margin reflect the higher revenue during the period as well as improved operating leverage across the business.

Readers are encouraged to review Annex A for a reconciliation of Adjusted EBITDA to net income (loss) and the calculation of net income, as adjusted, and net income per diluted share, as adjusted.

Full Year

Revenue was $344.9 million, a 50% increase as compared to the $229.7 million reported in the prior year period.

●	Fertility benefit services revenue was $253.6 million, a 34% increase from the $189.6 million reported in the prior year period, as the increase in our number of clients and covered lives was partially offset by the previously reported lower utilization, particularly during the first half of the year, due to the impacts of COVID-19.
●	Pharmacy benefit services revenue was $91.3 million, a 128% increase as compared to the $40.1 million reported in the prior year period. The growth in pharmacy benefit services revenue was primarily driven by an increase in the number of clients that are providing the pharmacy benefit as compared to the prior year period.

Gross profit was $70.1 million, an increase of 54% from the $45.5 million reported in the prior year period, primarily due to the higher revenue. Gross margin was 20.3%, an increase of 50 basis points from the prior year period, as higher revenues triggered favorable contractual terms with our pharmacy dispensing and manufacturing partners, and the impact of regular contract renewals with our providers along with continued efficiencies gained across our care management services.

Net income was $46.5 million, or $0.47 income per diluted share, reflecting an improvement of $55.0 million from the $8.6 million net loss, or $0.41 loss per diluted share, reported in the prior year period. The higher net income was due primarily to the same factors that affected the fourth quarter results.

Net income, as adjusted, was $17.8 million, or $0.18 income per diluted share, excluding the impact of $38.0 million in a tax benefit related to the release of the valuation allowance on deferred tax assets, as well as $9.3 million in settlement cost and legal fees associated with a vendor arbitration. That compares to net income, as adjusted, of $10.9 million, or $0.12 income per diluted share in 2019, excluding the impact of the preferred stock warrant valuation adjustment and the legal fees associated with a vendor arbitration.

Adjusted EBITDA was $32.4 million, an increase of $14.1 million from the $18.3 million reported in the prior year period. Adjusted EBITDA margin was 9.4%, an increase of 140 basis points from the 8.0% margin in the prior year period. The increase in both Adjusted EBITDA and Adjusted EBITDA margin reflect the higher revenue as well as improved operating leverage across the business, partially offset by a one-time step-up of $5.2 million in incremental expenses in our first full year of being a public company. Adjusted EBITDA margin on incremental revenue, after giving effect to the one-time step-up in incremental expenses in our first full year of being a public company, was 16.7%.

Readers are encouraged to review Annex A for a reconciliation of Adjusted EBITDA to net income (loss), the calculation of Adjusted EBITDA margin on incremental revenue, and the calculation of net income, as adjusted, and net income per diluted share, as adjusted.

Cash Flow

Net cash provided by operating activities for the fourth quarter of 2020 was $6.5 million, compared to net cash used by operating activities of $5.5 million in the prior year period. For the full year, net cash provided by operating activities in 2020 was $36.2 million, compared to net cash used by operating activities of $1.5 million in 2019. The improvement in both the quarter and the full year was due primarily to the higher profitability, as well as the timing of billing and collections on quarterly cash flows.

Balance Sheet and Financial Position

As of December 31, 2020, the company had total working capital of approximately $112.4 million and no debt. This included cash and cash equivalents and marketable securities of $109.3 million, an increase of $4.3 million from the balances as of September 30, 2020, reflecting the strong cash flow generated in the quarter.

Key Metrics

The company had 135 clients as of December 31, 2020, compared to 87 clients as of December 31, 2019.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
ART Cycles*	5,719	3,782	19,003	13,550
Utilization – All Members**	0.50%	0.50%	1.16%	1.30%
Utilization – Female Only**	0.45%	0.44%	0.97%	1.09%
Average Members	2,305,000	1,514,000	2,191,000	1,309,000

*	Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.
**

Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook

“We believe that Progyny is in its strongest-ever competitive position. During 2020, we grew our number of clients and covered lives significantly, strengthened our relationships with our channel partners, and improved our already industry-leading satisfaction rates,” said Pete Anevski, Progyny’s President and Chief Operating Officer. “As we enter 2021, we feel well-positioned across every function in the organization. We believe this will allow us to capitalize on our significant opportunities and continue to expand our leadership position as the macro effects of the pandemic continue to be mitigated throughout the year.

“We are pleased to announce our guidance for 2021, reflecting both our ongoing significant topline growth and margin expansion.”

The company is providing the following financial guidance for both the year ended December 31, 2021 and the three-month period ending March 31, 2021.

●	Full Year 2021 Outlook:
o	Revenue is projected to be $520.0 million to $540.0 million, reflecting growth of 51% to 57%
o	Net income is projected to be $30.1 million to $37.4 million, or $0.29 to $0.36 per diluted share, on the basis of approximately 103 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $63.0 million to $68.0 million
●	First Quarter of 2021 Outlook:
o	Revenue is projected to be $117.0 million to $122.0 million, reflecting growth of 44% to 51%
o	Net income is projected to be $7.5 million to $9.4 million, or $0.07 to $0.09 per diluted share, on the basis of approximately 101 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $14.0 million to $15.5 million
1.	Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until March 3, 2021 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements regarding our positioning to successfully manage the ongoing impact of COVID-19 and the associated economic uncertainty on our business, our financial outlook for the first quarter and full year 2021, our ability to retain existing clients and acquire new clients, and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information, including our topline growth and margin expansion. The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, risks related to the ongoing impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy, such as conditions resulting from outbreaks of contagious diseases, including COVID-19; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmaceutical manufacturers or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, net income, as adjusted and net income per diluted share, as adjusted.

Each of Adjusted EBITDA, Adjusted EBITDA margin, net income, as adjusted, and net income per diluted share, as adjusted, is a supplemental financial measure that is not required by, or presented in accordance with, GAAP. We believe that each of Adjusted EBITDA, Adjusted EBITDA margin, net income, as adjusted and net income per diluted share, as adjusted, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, net income, as adjusted, and net income per diluted share, as adjusted, are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating income and expenses, including other income and interest (income) expense, net; (5) it does not consider the impact of any stock warrant valuation adjustment; (6) it does not reflect tax payments that may represent a reduction in cash available to us; (7) it does not include settlement cost and legal fees associated with a vendor arbitration; and (8) it does not include non-deferred costs associated with the IPO. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income from continuing operations and other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other income; interest (income) expense, net; convertible preferred stock warrant valuation adjustment; provision for income taxes and settlement cost and legal fees associated with a vendor arbitration. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:

James Hart

investors@progyny.com

Media:

Selena Yang

media@progyny.com

PROGYNY, INC.

Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$70,305	$80,382
Marketable Securities	38,994	—
Accounts receivable, net of $16,199 and $6,320 of allowances at December 31, 2020 and December 31, 2019, respectively	75,664	47,059
Prepaid expenses and other current assets	5,259	5,003
Total current assets	190,222	132,444
Property and equipment, net	3,400	3,083
Operating lease right-of-use assets	8,668	—
Goodwill	11,880	11,880
Intangible assets, net	1,213	2,375
Deferred tax assets	37,971	—
Other noncurrent assets	573	652
Total assets	$253,927	$150,434
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,514	$19,388
Accrued expenses and other current liabilities	34,272	16,775
Total current liabilities	77,786	36,163
Operating lease noncurrent liabilities	8,318	—
Other noncurrent liabilities	876	—
Total liabilities	86,980	36,163
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at December 31, 2020 and December 31, 2019; 87,054,329 and 84,188,202 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	9	8
Additional paid-in capital	236,139	228,755
Treasury stock, at cost, $0.0001 par value; 615,980 shares outstanding at December 31, 2020 and December 31, 2019	(1,009)	(1,009)
Accumulated deficit	(68,193)	(113,483)
Accumulated Other Comprehensive Income	1	—
Total stockholders’ equity	166,947	114,271
Total liabilities and stockholders’ equity	$253,927	$150,434

PROGYNY, INC.

Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$100,301	$65,122	$344,858	$229,683
Cost of services	79,635	53,353	274,799	184,178
Gross profit	20,666	11,769	70,059	45,505
Operating expenses:
Sales and marketing	4,776	3,255	15,006	11,901
General and administrative	14,729	7,370	46,705	23,927
Total operating expenses	19,505	10,625	61,711	35,828
Income (loss) from operations	1,161	1,144	8,348	9,677
Other income (expense):
Other income	32	—	210	—
Interest income (expense), net	(17)	136	121	(58)
Convertible preferred stock warrant valuation adjustment	—	(5,757)	—	(18,176)
Total other income (expense), net	15	(5,621)	331	(18,234)
Income (loss) before income taxes	1,176	(4,477)	8,679	(8,557)
Benefit (provision) for income taxes	37,896	77	37,780	(12)
Net income (loss)	$39,072	$(4,400)	$46,459	$(8,569)
Net income (loss) per share:
Basic	$0.45	$(0.07)	$0.54	$(0.41)
Diluted	$0.39	$(0.07)	$0.47	$(0.41)
Weighted-average shares used in computing net income (loss) per share:
Basic	86,514,619	64,192,100	85,722,670	20,735,202
Diluted	99,021,233	64,192,100	99,055,526	20,735,202

PROGYNY, INC.

Statements of Cash Flows

(Unaudited)

(in thousands)

	Year Ended
	December 31,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$46,459	$(8,569)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred tax expense (benefit)	(37,971)	12
Non-cash interest expense	75	—
Depreciation and amortization	1,906	2,133
Stock-based compensation expense	12,821	5,061
Bad debt expense	5,562	1,606
Loss on disposal of property and equipment	—	1
Change in fair value of warrant liabilities	—	18,176
Changes in operating assets and liabilities:
Accounts receivable	(35,336)	(25,342)
Prepaid expenses and current other assets	(326)	(4,118)
Accounts payable	25,008	3,501
Accrued expenses and other current liabilities	17,400	6,385
Other noncurrent assets and liabilities	605	(380)
Net cash provided by (used in) operating activities	36,203	(1,534)

INVESTING ACTIVITIES
Purchase of property and equipment, net	(1,037)	(2,956)
Purchase of marketable securities	(103,964)	—
Sale of marketable securities	64,970	—
Net cash provided by (used in) continuing operations	(40,031)	(2,956)
Net cash provided by (used in) discontinued operations	—	200
Net cash provided by (used in) investing activities	(40,031)	(2,756)

FINANCING ACTIVITIES
Proceeds from issuance of common stock upon initial public offering	—	81,220
Payment of initial public offering costs	(892)	(2,835)
Proceeds from revolving line of credit	—	182,025
Repayments made against revolving line of credit	—	(182,278)
Repurchase of common stock	—	(185)
Proceeds from exercise of stock options	2,329	6,536
Payment of employee taxes related to equity awards	(8,930)	—
Proceeds from contributions to employee stock purchase plan	1,244	—
Exercise of stock warrants	—	62
Net cash provided by (used in) financing activities	(6,249)	84,545
Net increase (decrease) in cash and cash equivalents	(10,077)	80,255
Cash and cash equivalents, beginning of year	80,382	127
Cash and cash equivalents, end of year	$70,305	$80,382

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$176
Cash paid for income taxes	—	—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$24	$—
Deferred initial public offering costs in accounts payable and accrued expenses	$—	$906
Non-cash preferred stock warrant conversion to common stock warrant upon IPO	$—	$(22,765)

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

Net income (loss)	$39,072	$(4,400)	$46,459	$(8,569)
Add:
Depreciation and amortization	463	540	1,906	2,135
Stock‑based compensation expense	4,160	1,852	12,821	5,061
Other income	(32)	—	(210)	—
Interest (income) expense, net	17	(136)	(121)	58
Convertible preferred stock warrant valuation adjustment	—	5,757	—	18,176
(Benefit) provision for income taxes	(37,896)	(77)	(37,780)	12
Settlement cost and legal fees associated with a vendor arbitration(a)	6,086	346	9,318	1,319
Non-deferred IPO Costs	—	—	—	150
Adjusted EBITDA	$11,870	$3,882	$32,393	$18,342

Revenue	$100,301	$65,122	$344,858	$229,683

Incremental revenue vs. 2019			$115,175

Incremental Adjusted EBITDA vs. 2019			$14,051
Add:
One time step-up in incremental public company expenses			5,186
Incremental Adj EBITDA excluding one-time step-up in incremental public company expenses			$19,237
Incremental Adj EBITDA margin on incremental revenue excluding one-time step-up in incremental public company expenses			16.7%

(a)	We engaged in other activities and transactions that can impact our net income. In recent periods, these other items included, but were not limited to, legal fees related to an arbitration resulting from our termination of an agreement with a specialty pharmacy vendor and its settlement in the fourth quarter of 2020.

Net Income, As Adjusted, and Net Income Per Diluted Share, As Adjusted

Net income, as adjusted, and net income per diluted share, as adjusted, exclude the impact of a benefit for income taxes in connection with the release of the company’s valuation allowance on deferred tax assets, the settlement cost and legal fees associated with a vendor arbitration, and the convertible preferred stock warrant valuation adjustment expense. Net income per diluted share, as adjusted, is computed as follows (in thousands except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(unaudited)		(unaudited)
Numerator:
Net income (loss)	$39,072	$(4,400)	$46,459	$(8,569)
Adjust: Preferred stock warrant valuation	—	5,757	—	18,176
Adjust: Deferred tax benefit for income taxes	(37,971)	—	(37,971)	—
Adjust: Settlement cost and legal fees associated with a vendor arbitration	6,086	346	9,318	1,319
Net income, as adjusted	$7,187	$1,703	$17,806	$10,926
Denominator:
Weighted-average shares used in computing net income per share, basic	86,514,619	64,192,100	85,722,670	20,735,202
Weighted-average shares used in computing net income per share, diluted	99,021,233	97,684,549	99,055,526	89,065,022
Basic net income per share, as adjusted	$0.08	$0.03	$0.21	$0.53
Diluted net income per share, as adjusted	$0.07	$0.02	$0.18	$0.12

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending March 31, 2021 and Year Ending December 31, 2021

	Three Months Ending March 31, 2021		Year Ending December 31, 2021
(in thousands)	Low	High	Low	High

Revenue	$117,000	$122,000	$520,000	$540,000
Net Income	$7,500	$9,400	$30,100	$37,400
Add:
Depreciation and amortization	500	400	2,000	1,600
Stock-based compensation	5,500	5,300	27,000	26,000
Interest expense (income), net	—	—	200	100
Provision (benefit) for income taxes	500	400	3,700	2,900
Adjusted EBITDA*	$14,000	$15,500	$63,000	$68,000

*

All of the numbers in the table above reflect our future outlook as of the date hereof. Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any adjustment of the valuation allowance related to the deferred tax assets. Our estimates for stock-based compensation and provision for income taxes include assumptions regarding our company share price and the amount and timing of equity exercises, which may differ from actual results.

ANNEX B

PROGYNY, INC.

Reconciliation of Impact from Adoption of ASU 2016-13 to Previously Reported Quarters

(unaudited)

(in thousands)

For the three-month period ended March 31, 2020	Values as Previously Reported	Impact of Adoption of ASU 2016-13	Values Reflecting Adoption of ASU 2016-13

General and administrative expenses	$9,476	$428	$9,904
Total operating expenses	$12,743	$428	$13,171
Income from operations	$3,859	$(428)	$3,431
Income before income taxes	$4,173	$(428)	$3,745
Net income	$4,057	$(428)	$3,629

Adjusted EBITDA	$7,121	$(428)	$6,693

For the three-month period ended June 30, 2020	Values as Previously Reported	Impact of Adoption of ASU 2016-13	Values Reflecting Adoption of ASU 2016-13

General and administrative expenses	$10,167	$(748)	$9,419
Total operating expenses	$13,775	$(748)	$13,027
Income (loss) from operations	$(1,820)	$748	$(1,072)
Income (loss) before income taxes	$(1,812)	$748	$(1,064)
Net income (loss)	$(1,812)	$748	$(1,064)

Adjusted EBITDA	$3,032	$748	$3,780

For the three-month period ended September 30, 2020	Values as Previously Reported	Impact of Adoption of ASU 2016-13	Values Reflecting Adoption of ASU 2016-13

General and administrative expenses	$12,120	$533	$12,653
Total operating expenses	$15,475	$533	$16,008
Income from operations	$5,361	$(533)	$4,828
Income before income taxes	$5,355	$(533)	$4,822
Net income	$5,355	$(533)	$4,822

Adjusted EBITDA	$10,582	$(533)	$10,049